February 10, 1995



BY FEDERAL EXPRESS AND EDGAR (WHERE ELIGIBLE)

Securities and  Exchange Commission
Washington, D.C. 20549


Gentlemen:

	Enclosed on behalf of MacKay-Shields Financial Corporation are six copies of
 Schedule 13G
setting forth information with respect to each of the below listed not Edgar securities.  As to the
below listed Edgar securities, we have filed electronically.

	1.	Initial Filing Pursuant to Rule 13d-1(b)(1)
		Burlington Industries, Inc.
		Caldor Inc.
		Chicago & Northwestern Transportation Corporation
		Energy Service Company, Inc. (Not Edgar)
		John H. Harland Company
		IMC Global Inc. (Not Edgar)
		Instrument Systems Company (Not Edgar)
		MacFrugals Bargains Close-outs Inc. (Not Edgar)
		Parker & Parsley (Not Edgar)
		Petrolane Inc.  (Not Edgar)
		Rayonier Inc.
		Showboat Inc. (Not Edgar)

	2.	Amended Filing Pursuant to Rule 13d-2(b)
		Arkansas Best Corporation
		Bradlees Inc.
		UDC Homes Inc.
		US Home Corporation











Securities and Exchange Commission
February 10, 1995
Page 2



	With respect to the initial filings, enclosed is a check for $1,200 in payment of the required fee
of $100 for each of the securities listed.

	Would you please acknowledge receipt of the enclosed documents by stamping and returning
a copy of this letter in the enclosed stamped, self addressed envelope.

							Very truly yours,

							MacKay-Shields Financial Corporation




							By
									General Counsel


cc:  J. Creegan




Enclosures








SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No._2_)*


				Arkansas Best Corporation
(Name of issuer)

					Common Stock
(Title of Class of Securities)

				04079010
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 0. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _6__ Pages


CUSIP No.  __04079010  ________		13G		  Page __2__ of __6__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

		MacKay-Shields Financial Corporation			13-2631681

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)0
		Not Applicable

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			Not Applicable

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			 2,051,685     (See Item 4a on page 4)

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			Not Applicable

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				2,051,685

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,051,685

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	10.5%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IA

*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		Arkansas Best Corporation
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			1000 S. 21st Street
			Fort Smith, AR 72901
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Common Stock
ITEM 2 (e)	CUSIP Number:
		04079010

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [X]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)    [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
 (b)(1)(ii)(F)


Page _3_  of  _6_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section
 240.13d-l(b)(ii)(G)
	(Note: See Item 7)
(h)    [  ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

		Aggregate 2,051,685 consisting of (i) 1,892,700 shares of common stock and (ii) 158,985 shares of common stock which may be acquired conversion of preferred stock A.

	(b)	Percent of Class:
		10.5%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote

			Not Applicable

		(ii)	shared power to vote or to direct the vote

			2,051,685

		(iii) 	sole power to dispose or to direct the disposition of

			Not Applicable

		(iv)	shared power to dispose or to direct the disposition of


			2,051,685




Page  _4_  of  _6_  Pages



SCHEDULE 13G cont.


ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof the reporting person
	has ceased to be the beneficial owner of more than five percent of the class of securities, check the
	following [  ].

	Not Applicable


ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to direct the receipt of
	dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be
	included in response to this item and, if such interest relates to more than five percent of the class,
	such person should be identified.  A listing of the shareholders of an investment company registered
	under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension
	fund or endowment fund is not required.

	Clients of the filing investment manager have the right to receive and the ultimate power
	to direct the receipt of dividends from, or the proceeds of the sale of, such securities.  No
	interest of any such clients relates to more than 5% of the class.


ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
 and attach an
	exhibit stating the identity and the Item 3 classification of the relevant subsidiary, and, if applicable, a
	separate exhibit furnishing the information called for by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
	qualified subsidiaries.

	Not Applicable


ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an exhibit stating the
	identity and Item 3 classification of each member of the group.

	Not Applicable



Page __5_  of _6__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution
	and that all further filings with respect to transactions in the security reported on will be filed, if
	required, by members of the group, in their individual capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred
	to above were acquired in the ordinary course of business and were not acquired for the purpose of
	and do not have the effect of changing or influencing the control of the issuer of such securities and
	were not acquired in connection with or as a participant in any transaction having such purpose or
	effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


Signature:


Name/Title:		Jeffry B. Platt, General Counsel

Page _6__ of _6__  Page


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No._1_)*


					Bradlees Inc.
(Name of issuer)

					Common Stock
(Title of Class of Securities)

				10449910
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 0. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _6__ Pages


CUSIP No.  __10449910  ________		13G		  Page __2__ of __6__  Pages



1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
		MacKay-Shields Financial Corporation			13-2631681

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)0
		Not Applicable

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			Not Applicable

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			 802,500     (See Item 4a on page 4)

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			Not Applicable

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				802,500

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	802,500

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	7.1%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IA

*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		Bradlees Inc.
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			1 Bradlees Circle
			Braintree, MA 02184
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Common Stock
ITEM 2 (e)	CUSIP Number:
		10449910

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [X]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)    [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
 (b)(1)(ii)(F)


Page _3_  of  _6_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section 240.13d-l(b)(ii)
(G)
	(Note: See Item 7)
(h)    [  ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

		802,500.






	(b)	Percent of Class:
		7.1%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote

			Not Applicable

		(ii)	shared power to vote or to direct the vote

			802,500

		(iii) 	sole power to dispose or to direct the disposition of

			Not Applicable

		(iv)	shared power to dispose or to direct the disposition of


			802,500



Page  _4_  of  _6_  Pages



SCHEDULE 13G cont.


ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof
 the 	reporting
person has ceased to be the beneficial owner of more than five percent of 	the
 class of securities, check the
following [  ].

	Not Applicable


ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to
 direct 	the receipt of
dividends from, or the proceeds from the sale of, such securities, a 	statement
 to that effect should be included in
response to this item and, if such 	interest relates to more than five
 percent of the class, such person should
be 	identified.  A listing of the shareholders of an investment company
 registered under 	the Investment
Company Act of 1940 or the beneficiaries of employee benefit plan, 	pension fund
 or endowment fund is
not required.

	Clients of the filing investment manager have the right to receive and the ultimate
power to direct the receipt of dividends from, or the proceeds of the 	sale of,
 such securities.
No interest of any such clients relates to more than 	5% of the class.



ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
 	and attach an
exhibit stating the identity and the Item 3 classification of the relevant
	subsidiary, and, if applicable, a
separate exhibit furnishing the information called for 	by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
qualified subsidiaries.

	Not Applicable


ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an
 	exhibit stating
the identity and Item 3 classification of each member of the group.

	Not Applicable



Page __5_  of _6__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the
 date of 	the
dissolution and that all further filings with respect to transactions in the
 security 	reported on will be filed, if
required, by members of the group, in their individual 	capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the
	securities
referred to above were acquired in the ordinary course of business and were 	not
 acquired for the purpose
of and do not have the effect of changing or influencing 	the control of the
 issuer of such securities and were
not acquired in connection with 	or as a participant in any transaction having
 such purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


Signature:


Name/Title:		Jeffry B. Platt, General Counsel













Page _6__ of _6__  Pages

		SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No._2_)*


					UDC Homes, Inc.
(Name of issuer)

				Prime Preferred Exchangeable Stock
(Title of Class of Securities)

				902646405
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 0. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _7__ Pages


CUSIP No.  __902646405  ________		13G		  Page __2__ of __7__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

		MacKay-Shields Financial Corporation			13-2631681

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)1


3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			0

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			 444,155

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			0

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				444,155

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	444,155

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.6%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IA
*SEE INSTRUCTION BEFORE FILLING OUT


CUSIP No.  __902646405  ________		13G		  Page __3__ of __7__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

		MainStay High Yield Corporate Bond Fund		13-3341415

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)1


3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts  (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			0

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			 391,274

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			0

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				391,274

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	391,274

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.0%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IV
*SEE INSTRUCTION BEFORE FILLING OUT




SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		UDC Homes, Inc.
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			4812 South Mill Avenue
			Tempe, AZ 85282
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation	("MSFC")
		MainStay High Yield Corporate Bond Fund ("MHYCBF")
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Prime Preferred Exchangeable Stock
ITEM 2 (e)	CUSIP Number:
		902646405

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [  ]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)     [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
 (b)(1)(ii)(F)
Page  4_  of  _7_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section 240.13d-l(b)(ii)
(G)
	(Note: See Item 7)
(h)    [ X ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

		444,155 shares of Prime Preferred Exchangeable Stock.  (No UDC

		Homes, Inc. Common stock is owned).




	(b)	Percent of Class:

		5.6%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote

			0

		(ii)	shared power to vote or to direct the vote

			444,155

		(iii) 	sole power to dispose or to direct the disposition of

			0

		(iv)	shared power to dispose or to direct the disposition of


			444,155



Page  _5_  of  _7_  Pages


SCHEDULE 13G cont.

ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof
 the 	reporting
person has ceased to be the beneficial owner of more than five percent of 	the
 class of securities, check the
following [  ].

	Not Applicable

ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to
 direct 	the receipt of
dividends from, or the proceeds from the sale of, such securities, a 	statement
 to that effect should be included in
response to this item and, if such 	interest relates to more than five percent
 of the class, such person should
be 	identified.  A listing of the shareholders of an investment company
 registered under 	the Investment
Company Act of 1940 or the beneficiaries of employee benefit plan, 	pension fund
 or endowment fund is
not required.

	Clients of the filing investment manager have the right to receive and the ultimate
power to direct the receipt of dividends from, or the proceeds of the 	sale of,
 such securities.
The MainStay High Yield Corporate Bond Fund	 	holds 5%.  (The MainStay
 Convertible
Fund, a separate series of The 		MainStay Funds, holds .2%.).


ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
 	and attach an
exhibit stating the identity and the Item 3 classification of the relevant
	subsidiary, and, if applicable, a
separate exhibit furnishing the information called for 	by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
qualified subsidiaries.

	Not Applicable

ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an
 	exhibit stating
the identity and Item 3 classification of each member of the group.

	MSFC: Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
	MHYCBF:  Investment Company registered under Section 8 of the
	Investment Company Act of 1940.

	By signing this Schedule 13G each entity agrees to file Schedule 13G as a
	group
although they may not in fact constitute a group pursuant to Section 	13(d)(3)
 of the Securities
Exchange Act.  Each of MSFC and MHYCBF 	disclaims that it has agreed to act with
 the other with
respect to the shares 	reflected herein
Page __6_  of _7__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the
 date of 	the
dissolution and that all further filings with respect to transactions in the
 security 	reported on will be filed, if
required, by members of the group, in their individual 	capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the
	securities
referred to above were acquired in the ordinary course of business and were 	not
 acquired for the purpose
of and do not have the effect of changing or influencing 	the control of the
 issuer of such securities and were
not acquired in connection with 	or as a participant in any transaction having
 such purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


MACKAY-SHIELDS FINANCIAL CORPORATION

Signature:


Name/Title:		Jeffry B. Platt, General Counsel


MAINSTAY HIGH YIELD CORPORATE BOND FUND

Signature:

Name/Title:


Page _7__ of _7__  Pages







SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No._1_)*


				US Home Corporation
(Name of issuer)

					Common Stock
(Title of Class of Securities)

				91192010
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 0. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _6__ Pages


CUSIP No.  __91192010  ________		13G		  Page __2__ of __6__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

		MacKay-Shields Financial Corporation			13-2631681

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)0
		Not Applicable

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			Not Applicable

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			 1,221,388     (See Item 4a on page 4)

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			Not Applicable

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				1,221,388

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,221,388

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	10.9%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IA
*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		US Home Corporation
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			1800 West Loop South
			Houston, TX 77027
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Common Stock
ITEM 2 (e)	CUSIP Number:
		91192010

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [X]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)    [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
 (b)(1)(ii)(F)


Page _3_  of  _6_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section 240.13d-l(b)(ii)
(G)
	(Note: See Item 7)
(h)    [  ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

	Aggregate 1,221,388 consisting of (i) 836,500 shares of common stock, (ii)
	100,000
shares of common stock which may be acquired upon conversion of 	preferred stock
 and (iii)
284,888 shares of common stock which may be 		acquired upon conversion of
 convertible
bonds.

	(b)	Percent of Class:
		10.9%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote

			Not Applicable

		(ii)	shared power to vote or to direct the vote

			1,221,388

		(iii) 	sole power to dispose or to direct the disposition of

			Not Applicable

		(iv)	shared power to dispose or to direct the disposition of


			1,221,388




Page  _4_  of  _6_  Pages



SCHEDULE 13G cont.


ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof
 the 	reporting
person has ceased to be the beneficial owner of more than five percent of 	the
 class of securities, check the
following [  ].

	Not Applicable


ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to
 direct 	the receipt of
dividends from, or the proceeds from the sale of, such securities, a 	statement
 to that effect should be included in
response to this item and, if such 	interest relates to more than five percent
 of the class, such person should
be 	identified.  A listing of the shareholders of an investment company
 registered under 	the Investment
Company Act of 1940 or the beneficiaries of employee benefit plan, 	pension fund
 or endowment fund is
not required.

	Clients of the filing investment manager have the right to receive and the ultimate
power to direct the receipt of dividends from, or the proceeds of the 	sale of,
 such securities.
No interest of any such clients relates to more than 	5% of the class.



ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
 	and attach an
exhibit stating the identity and the Item 3 classification of the relevant
	subsidiary, and, if applicable, a
separate exhibit furnishing the information called for 	by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
qualified subsidiaries.

	Not Applicable


ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an
 	exhibit stating
the identity and Item 3 classification of each member of the group.

	Not Applicable



Page __5_  of _6__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the
 date of 	the
dissolution and that all further filings with respect to transactions in the
 security 	reported on will be filed, if
required, by members of the group, in their individual 	capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the
	securities
referred to above were acquired in the ordinary course of business and were 	not
 acquired for the purpose
of and do not have the effect of changing or influencing 	the control of the
 issuer of such securities and were
not acquired in connection with 	or as a participant in any transaction having
 such purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


Signature:


Name/Title:		Jeffry B. Platt, General Counsel













Page _6__ of _6__  Pages








SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. _)*


				Burlington Industries, Inc.
(Name of issuer)

				Common Stock
(Title of Class of Securities)

				12169310
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 1. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _6__ Pages


CUSIP No.  __12169310  ________		13G		  Page __2__ of __6__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

		MacKay-Shields Financial Corporation			13-2631681

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)0
		Not Applicable

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			Not Applicable

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			  3,855,850    (See Item 4a on page 4)

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			Not Applicable

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				3,855,850

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,855,850

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.9%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IA
*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		Burlington Industries, Inc.
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			3330 West Friendly Avenue
			Greensboro, NC 27410
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Common Stock
ITEM 2 (e)	CUSIP Number:
		12169310

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [X]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)    [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
 (b)(1)(ii)(F)


Page _3_  of  _6_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section 240.13d-l(b)(ii)
(G)
	(Note: See Item 7)
(h)    [  ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

		3,855,850.



	(b)	Percent of Class:
		5.9%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote

			Not Applicable

		(ii)	shared power to vote or to direct the vote

			3,855,850

		(iii) 	sole power to dispose or to direct the disposition of

			Not Applicable

		(iv)	shared power to dispose or to direct the disposition of


			3,855,850




Page  _4_  of  _6_  Pages



SCHEDULE 13G cont.


ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof
 the 	reporting
person has ceased to be the beneficial owner of more than five percent of 	the
 class of securities, check the
following [  ].

	Not Applicable


ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to
 direct 	the receipt of
dividends from, or the proceeds from the sale of, such securities, a 	statement
 to that effect should be included in
response to this item and, if such 	interest relates to more than five percent
 of the class, such person should
be 	identified.  A listing of the shareholders of an investment company
 registered under 	the Investment
Company Act of 1940 or the beneficiaries of employee benefit plan, 	pension fund
 or endowment fund is
not required.

	Clients of the filing investment manager have the right to receive and the ultimate
power to direct the receipt of dividends from, or the proceeds of the 	sale of,
 such securities.
No interest of any such clients relates to more than 	5% of the class.



ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
 	and attach an
exhibit stating the identity and the Item 3 classification of the relevant
	subsidiary, and, if applicable, a
separate exhibit furnishing the information called for 	by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
qualified subsidiaries.

	Not Applicable


ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an
 	exhibit stating
the identity and Item 3 classification of each member of the group.

	Not Applicable



Page __5_  of _6__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the
date of 	the
dissolution and that all further filings with respect to transactions in the
 security 	reported on will be filed, if
required, by members of the group, in their individual 	capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the
	securities
referred to above were acquired in the ordinary course of business and were 	not
 acquired for the purpose
of and do not have the effect of changing or influencing 	the control of the
 issuer of such securities and were
not acquired in connection with 	or as a participant in any transaction having
 such purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


Signature:


Name/Title:		Jeffry B. Platt, General Counsel













Page _6__ of _6__  Pages








SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. _)*


				Caldor Inc.
(Name of issuer)

				Common Stock
(Title of Class of Securities)

				12878710
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 1. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _6__ Pages


CUSIP No.  __12878710  ________		13G		  Page __2__ of __6__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

		MacKay-Shields Financial Corporation			13-2631681

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)0
		Not Applicable

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			Not Applicable

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			  1,121,100    (See Item 4a on page 4)

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			Not Applicable

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				1,121,100

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,121,100

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	6.7%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IA
*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		Caldor Inc.
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			20 Glover Avenue
			Norwalk, CT 06856-5620
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Common Stock
ITEM 2 (e)	CUSIP Number:
		12878710

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [X]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)    [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
 (b)(1)(ii)(F)


Page _3_  of  _6_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section 240.13d-l(b)(ii)
(G)
	(Note: See Item 7)
(h)    [  ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

		1,121,100.



	(b)	Percent of Class:
		6.7%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote

			Not Applicable

		(ii)	shared power to vote or to direct the vote

			1,121,100

		(iii) 	sole power to dispose or to direct the disposition of

			Not Applicable

		(iv)	shared power to dispose or to direct the disposition of


			1,121,100




Page  _4_  of  _6_  Pages



SCHEDULE 13G cont.


ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof
 the 	reporting
person has ceased to be the beneficial owner of more than five percent of 	the
 class of securities, check the
following [  ].

	Not Applicable


ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to
 direct 	the receipt of
dividends from, or the proceeds from the sale of, such securities, a 	statement
 to that effect should be included in
response to this item and, if such 	interest relates to more than five percent
 of the class, such person should
be 	identified.  A listing of the shareholders of an investment company
 registered under 	the Investment
Company Act of 1940 or the beneficiaries of employee benefit plan, 	pension fund
 or endowment fund is
not required.

	Clients of the filing investment manager have the right to receive and the ultimate
power to direct the receipt of dividends from, or the proceeds of the 	sale of,
 such securities.
No interest of any such clients relates to more than 	5% of the class.



ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
 	and attach an
exhibit stating the identity and the Item 3 classification of the relevant
	subsidiary, and, if applicable, a
separate exhibit furnishing the information called for 	by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
qualified subsidiaries.

	Not Applicable


ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an
 	exhibit stating
the identity and Item 3 classification of each member of the group.

	Not Applicable



Page __5_  of _6__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the
 date of 	the
dissolution and that all further filings with respect to transactions in the
 security 	reported on will be filed, if
required, by members of the group, in their individual 	capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the
	securities
referred to above were acquired in the ordinary course of business and were 	not
 acquired for the purpose
of and do not have the effect of changing or influencing 	the control of the
 issuer of such securities and were
not acquired in connection with 	or as a participant in any transaction having
 such purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


Signature:


Name/Title:		Jeffry B. Platt, General Counsel













Page _6__ of _6__  Pages








SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. _)*


			Chicago & Northwestern Transportation  Co.
(Name of issuer)

				Common Stock
(Title of Class of Securities)

				16715510
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 1. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _6__ Pages


CUSIP No.  __16715510  ________		13G		  Page __2__ of __6__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

		MacKay-Shields Financial Corporation			13-2631681

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)0
		Not Applicable

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			Not Applicable

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			  2,497,550    (See Item 4a on page 4)

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			Not Applicable

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				2,497,550

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,497,550

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.5%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IA
*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		Chicago & Northwestern Transportation Co.
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			165 North Canal Street
			Chicago, IL 60606
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Common Stock
ITEM 2 (e)	CUSIP Number:
		16715510

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [X]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)    [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
 (b)(1)(ii)(F)


Page _3_  of  _6_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section 240.13d-l(b)(ii)
(G)
	(Note: See Item 7)
(h)    [  ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

		2,497,550.



	(b)	Percent of Class:
		5.5%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote

			Not Applicable

		(ii)	shared power to vote or to direct the vote

			2,497,550

		(iii) 	sole power to dispose or to direct the disposition of

			Not Applicable

		(iv)	shared power to dispose or to direct the disposition of


			2,497,550




Page  _4_  of  _6_  Pages



SCHEDULE 13G cont.


ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof
 the 	reporting
person has ceased to be the beneficial owner of more than five percent of 	the
 class of securities, check the
following [  ].

	Not Applicable


ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to
 direct 	the receipt of
dividends from, or the proceeds from the sale of, such securities, a 	statement
 to that effect should be included in
response to this item and, if such 	interest relates to more than five percent
 of the class, such person should
be 	identified.  A listing of the shareholders of an investment company
 registered under 	the Investment
Company Act of 1940 or the beneficiaries of employee benefit plan, 	pension fund
 or endowment fund is
not required.

	Clients of the filing investment manager have the right to receive and the ultimate
power to direct the receipt of dividends from, or the proceeds of the 	sale of,
 such securities.
No interest of any such clients relates to more than 	5% of the class.



ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
 	and attach an
exhibit stating the identity and the Item 3 classification of the relevant
	subsidiary, and, if applicable, a
separate exhibit furnishing the information called for 	by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
qualified subsidiaries.

	Not Applicable


ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an
 	exhibit stating
the identity and Item 3 classification of each member of the group.

	Not Applicable



Page __5_  of _6__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the
 date of 	the
dissolution and that all further filings with respect to transactions in the
 security 	reported on will be filed, if
required, by members of the group, in their individual 	capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the
	securities
referred to above were acquired in the ordinary course of business and were 	not
 acquired for the purpose
of and do not have the effect of changing or influencing 	the control of the
 issuer of such securities and were
not acquired in connection with 	or as a participant in any transaction having
 such purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


Signature:


Name/Title:		Jeffry B. Platt, General Counsel













Page _6__ of _6__  Pages








SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. _)*


			John H. Harland Company
(Name of issuer)

			Common Stock
(Title of Class of Securities)

				41269310
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 1. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _6__ Pages


CUSIP No.  __41269310  ________		13G		  Page __2__ of __6__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
	MacKay-Shields Financial Corporation	("MSFC")	13-2631681; 	MSFC is also
	filing
on behalf of its parent, New York Life Insurance Company ("NYLIC")

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)0
		Not Applicable

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER
				Not Applicable as to MSFC
SHARES			Applicable as to NYLIC		          516

BENEFICIALLY      6	       SHARED VOTING POWER
				1,952,900 as to MSFC   (See Item 4a on page 4)
OWNED BY				    0 as to NYLIC

EACH		        7	       SOLE DISPOSITIVE POWER
				Not Applicable as to MSFC
REPORTING			Applicable as to NYLIC		          516

PERSON	       8          SHARED DISPOSITIVE POWER
				1,952,900 as to MSFC
WITH					    0 as to NYLIC

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				Applicable as to MSFC	 1,952,900
	1,953,416		 Applicable as to NYLIC		516

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	6.4%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*
		IA
		NYLIC is an IC
*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		John H. Harland Company
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			2939 Miller Road
			Decatur, GA 30035
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Common Stock
ITEM 2 (e)	CUSIP Number:
		41269310

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [X]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)    [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
(b)(1)(ii)(F)


Page _3_  of  _6_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section 240.13d-l(b)(ii
)(G)
	(Note: See Item 7)
(h)    [  ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

		Aggregate 1,953,416 consisting of (i) 1,952,900 shares of common stock re MSFC and (ii) 516 shares of common stock re NYLIC.


	(b)	Percent of Class:
		6.4%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
			Not Applicable as to MSFC
			Applicable as to NYLIC	516

		(ii)	shared power to vote or to direct the vote

			1,952,900 as to  MSFC (See Item 4a of this page),
					    0 as to NYLIC

		(iii) 	sole power to dispose or to direct the disposition of

			Not Applicable as to MSFC
			Applicable as to NYLIC 		516

		(iv)	shared power to dispose or to direct the disposition of

			1,952,900 as to MSFC
					    0 as to NYLIC




Page  _4_  of  _6_  Pages



SCHEDULE 13G cont.


ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof
 the 	reporting
person has ceased to be the beneficial owner of more than five percent of 	the
 class of securities, check the
following [ X ].




ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to
 direct 	the receipt of
dividends from, or the proceeds from the sale of, such securities, a 	statement
 to that effect should be included in
response to this item and, if such 	interest relates to more than five percent
 of the class, such person should
be 	identified.  A listing of the shareholders of an investment company
 registered under 	the Investment
Company Act of 1940 or the beneficiaries of employee benefit plan, 	pension fund
 or endowment fund is
not required.

	Clients of the filing investment manager have the right to receive and the ultimate
power to direct the receipt of dividends from, or the proceeds of the 	sale of,
 such securities.
No interest of any such clients relates to more than 	5% of the class.  NYLIC
 has the power to
direct dividends or proceeds for its 	securities.



ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
 	and attach an
exhibit stating the identity and the Item 3 classification of the relevant
	subsidiary, and, if applicable, a
separate exhibit furnishing the information called for 	by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
qualified subsidiaries.

	Not Applicable


ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an
	exhibit stating
the identity and Item 3 classification of each member of the group.

	Not Applicable



Page __5_  of _6__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the
 date of 	the
dissolution and that all further filings with respect to transactions in the
 security 	reported on will be filed, if
required, by members of the group, in their individual 	capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the
	securities
referred to above were acquired in the ordinary course of business and were 	not
 acquired for the purpose
of and do not have the effect of changing or influencing 	the control of the
 issuer of such securities and were
not acquired in connection with 	or as a participant in any transaction having
 such purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


Signature:


Name/Title:		Jeffry B. Platt, General Counsel













Page _6__ of _6__  Pages







SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. _)*


				Rayonier, Inc.
(Name of issuer)

			Common Stock
(Title of Class of Securities)

				75490710
(CUSIP Number)


	Check the following box if a fee is being paid with this statement 1. (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than
five percent of the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7.)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this
form with respect to the subject class of securities, and for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
 otherwise subject to
the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).




(Continued on following page(s))
Page 1 of _6__ Pages


CUSIP No.  __75490710  ________		13G		  Page __2__ of __6__  Pages


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

		MacKay-Shields Financial Corporation			13-2631681

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)0
											(b)0
		Not Applicable

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware (United States)


NUMBER OF	         5	       SOLE VOTING POWER

SHARES			Not Applicable

BENEFICIALLY      6	       SHARED VOTING POWER

OWNED BY			  1,773,144    (See Item 4a on page 4)

EACH		        7	       SOLE DISPOSITIVE POWER

REPORTING			Not Applicable

PERSON	       8          SHARED DISPOSITIVE POWER

WITH				1,773,144

9 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,773,144

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 	SHARES*
			Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	6.0%  (See Item 4a on page 4)

12	TYPE OF REPORTING PERSON*

		IA
*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Under the Securities Exchange Act of 1934

ITEM 1 (a)	Name of Issuer:
		Rayonier, Inc.
ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
			1177 Summer Street
			Stamford, CT 06905-5529
ITEM 2 (a)	Name of Person Filing:
		MacKay-Shields Financial Corporation
ITEM 2  (b)	Address of Principal Business Office:
		9 West 57th Street
		New York, NY 10019
ITEM 2 (c)	Citizenship:
		United States
ITEM 2 (d)	Title of Class of Securities:
		Common Stock
ITEM 2 (e)	CUSIP Number:
		75490710

ITEM 3.            If this statement is filed pursuant to Rules 13d-1 (b), or
 13d-2(b), check whether 	the person
filing is a:

(a)    [  ]	Broker or Dealer registered under Section 15 of the Act
(b)    [  ]	Bank as defined in section 3(a)(6) of the Act
(c)    [  ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)    [  ]	Investment Company registered under section 8 of the Investment
 Company Act
(e)    [X]	Investment adviser registered under Section 203 of the Investment
 Advisers Act of 1940
(f)    [  ]	Employee Benefit Plan, Pension Fund which is subject to the
 provisions of the Employee
Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1
 (b)(1)(ii)(F)


Page _3_  of  _6_  Pages

SCHEDULE 13G cont.


(g)    [  ]	Parent Holding Company, in accordance with section 240.13d-l(b)(ii)
(G)
	(Note: See Item 7)
(h)    [  ]	Group, in accordance with section 240.13d-1 (b)(1)(ii)(H)


ITEM 4.            Ownership.

		If the percent of the class owned, as of December 31 of the year covered by
 the 	statement, or
as of the last day of any month described in Rule 13d-l(b)(2), if 	applicable,
 exceeds five percent, provide the
following information as of that date and 	identify those shares which there is
 a right to acquire.

	(a)	Amount Beneficially Owned:

		1,773,144.



	(b)	Percent of Class:
		6.0%


	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote

			Not Applicable

		(ii)	shared power to vote or to direct the vote

			1,773,144

		(iii) 	sole power to dispose or to direct the disposition of

			Not Applicable

		(iv)	shared power to dispose or to direct the disposition of


			1,773,144




Page  _4_  of  _6_  Pages



SCHEDULE 13G cont.


ITEM 5.            Ownership of Five Percent or Less of a Class.

		If this statement is being filed to report the fact that as of the date hereof
 the 	reporting
person has ceased to be the beneficial owner of more than five percent of 	the
 class of securities, check the
following [  ].

	Not Applicable


ITEM 6.		Ownership of More than Five Percent on Behalf of Another Person.

		If any other person is known to have the right to receive or the power to
 direct 	the receipt of
dividends from, or the proceeds from the sale of, such securities, a 	statement
 to that effect should be included in
response to this item and, if such 	interest relates to more than five percent
 of the class, such person should
be 	identified.  A listing of the shareholders of an investment company
 registered under 	the Investment
Company Act of 1940 or the beneficiaries of employee benefit plan, 	pension fund
 or endowment fund is
not required.

	Clients of the filing investment manager have the right to receive and the ultimate
power to direct the receipt of dividends from, or the proceeds of the 	sale of,
 such securities.
No interest of any such clients relates to more than 	5% of the class.



ITEM 7.		 Identification and Classification of the Subsidiary Which Acquired the
 Security
	Being Reported on By the Parent Holding Company.

		If a parent holding company has filed this Form, so indicate under Item 3 (g)
	and attach an
exhibit stating the identity and the Item 3 classification of the relevant
	subsidiary, and, if applicable, a
separate exhibit furnishing the information called for 	by Rule 13d-l(b)(1)(ii)
(G) with respect to non-
qualified subsidiaries.

	Not Applicable


ITEM 8.		 Identification and Classification of Members of the Group.

		If a group has filed this Schedule, so indicate under Item 3(h) and attach an
 	exhibit stating
the identity and Item 3 classification of each member of the group.

	Not Applicable



Page __5_  of _6__  Pages



SCHEDULE 13G cont.



ITEM 9.		Notice of Dissolution of Group

		Notice of dissolution of a group may be furnished as an exhibit stating the
 date of 	the
dissolution and that all further filings with respect to transactions in the
 security 	reported on will be filed, if
required, by members of the group, in their individual 	capacity.  See Item 5.

		Not Applicable


ITEM 10.		Certification

		By signing below I certify that, to the best of my knowledge and belief, the
	securities
referred to above were acquired in the ordinary course of business and were 	not
 acquired for the purpose
of and do not have the effect of changing or influencing 	the control of the
 issuer of such securities and were
not acquired in connection with 	or as a participant in any transaction having
 such purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

Date:		February 10, 1995


Signature:


Name/Title:		Jeffry B. Platt, General Counsel













Page _6__ of _6__  Pages